January 13, 2004	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Annual Earnings of $3.33 Per Share
Annual Operating Earnings Up 9.4%

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2003, were $.81 per share ($5,631,000) compared to the $.77 per share ($5,356,000) the company earned during the same quarter in the prior year. Excluding significant non-operating items (which are discussed below), operating earnings per share for the quarters ended December 31, 2003 and 2002, were $.79 and $.77, respectively.

For the year ended December 31, 2003, preliminary earnings were $3.33 per share ($23,091,000) compared to the $3.34 per share ($23,212,000) the company reported during the year ended December 31, 2002. On an operating basis, earnings per share were $3.25 for the year ended December 31, 2003, compared to earnings per share of $2.97 for the year ended December 31, 2002, an increase of 9.4%.

"In 2003, Great Southern continued building new and deeper relationships with customers in our extensive branch network and loan production offices," said Great Southern President and CEO Joseph W. Turner. "We have experienced solid deposit and loan growth, up 11% and 9%, respectively. This growth has fueled strong revenue growth for the year in net interest income, up $3.2 million, and non-interest income, up $4.1 million, excluding securities gains."

For the three months ended December 31, 2003, return on average equity was 18.92%; return on average assets was 1.50%; and net interest margin was 4.00%. For the year ended December 31, 2003, return on average equity was 20.29%; return on average assets was 1.61%; and net interest margin was 3.89%.

One significant non-operating item occurred during the quarter ended December 31, 2003. Non-interest income was positively impacted by a net pre-tax gain of $210,000 on the sale of available-for-sale debt and equity securities. By comparison, there were no significant non-recurring items during the quarter ended December 31, 2002.

More

NEXT PAGE

	Quarter Ended December 31,
	2003		2002
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$5,631	$.81	$5,356	$.77
Less: Gain on sales of
securities (net of taxes)	(141)	(.02)	--	--
Operating Earnings	$5,490	$.79	$5,356	$.77

	Year Ended December 31,
	2003		2002
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$23,091	$3.33	$23,212	$3.34
Less: Gain on sales of
securities (net of taxes)	(533)	(.08)	(2,308)	(.33)
Less: Recovery of interest
income (net of taxes)	--	--	(278)	(.04)
Operating Earnings	$22,558	$3.25	$20,626	$2.97

Stockholders' equity at December 31, 2003, was $119.5 million (7.8% of total assets), equivalent to a book value of $17.45 per share.

Non-performing assets at December 31, 2003, were $16.4 million, down $2.4 million from December 31, 2002. Non-performings as a percentage of total assets were 1.07%. Compared to December 31, 2002, non-performing loans decreased $7.1 million to $7.4 million while foreclosed assets increased $4.7 million to $9.0 million. Non-performing loans decreased primarily as a result of the transfer to foreclosed assets of one relationship with a remaining balance of $2.8 million and another relationship with a remaining balance of $6.7 million. The $2.8 million relationship was most recently described in the September 30, 2003, Quarterly Report on Form 10-Q. During the quarter ended September 30, 2003, this property was sold.

More

NEXT PAGE

The $6.7 million relationship involves condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. Great Southern is a one-third owner of this total project, and was not the lead bank in the original loan relationship. This relationship, which originally totaled $7.3 million, was most recently described in the September 30, 2003, Quarterly Report on Form 10-Q and was included in foreclosed assets at that time. During 2003, Great Southern and the lead bank have marketed the project for sale. These efforts have led to some verbal indications of interest and offers. The range of these indications and offers, as well as sales activity of condominiums and lots during 2003, has provided Great Southern additional information to assess the appropriate carrying value of the asset. Based upon these facts, Great Southern recorded an additional write-down of this asset in the amount of approximately $670,000 during the quarter ended December 31, 2003. This loss is included in reported earnings as non-interest expense in the December 31, 2003, financial statements, and has not been excluded for purposes of calculating operating earnings. The remaining carrying value of this asset was $6.0 million at December 31, 2003.

Partially offsetting these additions to foreclosed assets was a $1.4 million decrease resulting from the sale of a motel, condominium units and vacant land which were part of the $1.7 million relationship described in the December 31, 2002, Annual Report on Form 10-K.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended December 31, 2003, was at $46.37.

Great Southern Bancorp has subsidiary corporations offering banking, investment, insurance and travel services. The principal subsidiary, Great Southern Bank, is headquartered in Springfield, Missouri, and operates 29 branches and more than 130 ATMs throughout southwest and central Missouri. The company also serves lending needs in metropolitan Kansas City through its Kansas City-based loan production branch and in the Northwest Arkansas region through its loan production office in Rogers, Arkansas.

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NEXT PAGE

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months and twelve months ended December 31, 2003, and 2002 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2003	December 31, 2002
	(Dollars in thousands)

Total assets	$1,540,723	$1,402,638
Loans receivable, gross	1,115,041	1,018,935
Allowance for loan losses	20,844	21,288
Foreclosed assets, net	9,034	4,328
Available-for-sale securities, at fair value	259,600	236,269
Held-to-maturity securities, at amortized cost	53,944	52,587
Deposits	1,137,427	1,021,957
Total borrowings	276,584	268,494
Stockholders' equity	119,548	104,709
Non-performing assets	16,425	18,849
	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2003	2002	2003	2002	2003
Selected Operating Data: (Dollars in thousands)
Interest income	$19,742	$19,714	$76,179	$80,161	$19,068
Interest expense	5,509	7,118	23,164	30,337	5,503
Net interest income	14,233	12,596	53,015	49,824	13,565
Provision for loan losses	1,200	1,500	4,800	5,800	1,200
Non-interest income	5,393	4,413	21,830	20,420	6,147
Non-interest expense	10,094	7,327	35,592	28,931	9,282
Provision for income taxes	2,701	2,826	11,362	12,301	3,039
Net income	$5,631	$5,356	$23,091	$23,212	$6,191
Per Common Share:
Net income (fully diluted)	$.81	$.77	$3.33	$3.34	$.90
Book value	$17.45	$15.27	$17.45	$15.27	$16.84
Earnings Performance Ratios:
Annualized return on average assets	1.50%	1.55%	1.61%	1.73%	1.70%
Annualized return on average stockholders' equity	18.92%	20.71%	20.29%	24.25%	21.43%
Net interest margin	4.00%	3.81%	3.89%	3.85%	3.94%
Average interest rate spread	3.80%	3.55%	3.68%	3.59%	3.72%
Adjusted efficiency ratio (excl. foreclosed assets)	47.29%	42.73%	44.96%	40.34%	43.94%
Non-interest expense to average total assets	2.47%	2.10%	2.34%	2.11%	2.38%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.87%	2.09%	1.87%	2.09%	1.93%
Non-performing assets to period-end assets	1.07%	1.34%	1.07%	1.34%	1.27%
Non-performing loans to period-end loans	.66%	1.43%	.66%	1.43%	.81%
Annualized net charge-offs to average loans	.43%	.88%	.50%	.58%	.39%

NEXT PAGE

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31,	December 31,
	2003	2002
	(Unaudited)
ASSETS
Cash	$ 67,694	$55,327
Interest-bearing deposits in other financial institutions	7,120	547

Cash and cash equivalents	74,814	55,874
Available-for-sale securities	259,600	236,269
Held-to-maturity securities	53,944	52,587
Mortgage loans held for sale	1,243	2,636
Loans receivable, net of allowance for loan losses of
$20,844 - December 2003; $21,288 - December 2002	1,092,954	995,011
Interest receivable:
Loans	5,019	5,076
Investments	1,919	1,490
Prepaid expenses and other assets	7,689	16,452
Foreclosed assets held for sale, net	9,034	4,328
Premises and equipment, net	19,892	16,963
Investment in Federal Home Loan Bank Stock	11,785	14,962
Refundable income taxes	--	990
Deferred income taxes	2,830	--

Total Assets	$ 1,540,723	$ 1,402,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,137,427	$ 1,021,957
Federal Home Loan Bank advances	204,787	206,226
Short-term borrowings	53,534	43,304
Trust preferred debentures	18,263	18,964
Accrued interest payable	1,679	2,485
Advances from borrowers for taxes and insurance	202	229
Accounts payable and accrued expenses	3,944	3,697
Income taxes payable	1,339	--
Deferred income taxes	--	1,067

Total Liabilities	1,421,175	1,297,929

Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued
12,325,002 shares	123	123
Additional paid-in capital	17,451	17,033
Retained earnings	164,159	145,931
Accumulated other comprehensive income:
Unrealized appreciation (depreciation) on available-for-sale securities,
net of income taxes	(65)	2,568

	181,668	165,655
Less treasury common stock, at cost	(62,120)	(60,946)

Total Stockholders' Equity	119,548	104,709

Total Liabilities and Stockholders' Equity	$ 1,540,723	$ 1,402,638

NEXT PAGE

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 16,212	$ 16,001	$ 63,283	$ 64,062
Investment securities and other	3,530	3,713	12,896	16,099

TOTAL INTEREST INCOME	19,742	19,714	76,179	80,161

INTEREST EXPENSE
Deposits	3,924	5,347	16,582	22,244
Federal Home Loan Bank advances	1,298	1,468	5,400	6,852
Short-term borrowings and trust preferred securities	287	303	1,182	1,241

TOTAL INTEREST EXPENSE	5,509	7,118	23,164	30,337

NET INTEREST INCOME	14,233	12,596	53,015	49,824
PROVISION FOR LOAN LOSSES	1,200	1,500	4,800	5,800

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	13,033	11,096	48,215	44,024

NON-INTEREST INCOME
Commissions	1,496	1,278	5,859	5,786
Service charges and ATM fees	3,037	2,341	11,214	8,430
Net realized gains on sales of loans	273	541	2,187	1,575
Net realized gains (losses) on available-for-sale securities	210	(2)	795	3,443
Other income	377	255	1,775	1,186

TOTAL NON-INTEREST INCOME	5,393	4,413	21,830	20,420

NON-INTEREST EXPENSE
Salaries and employee benefits	5,024	3,991	18,739	15,842
Net occupancy and equipment expense	1,685	1,449	6,335	5,337
Postage	444	369	1,691	1,426
Insurance	192	131	683	514
Advertising	233	165	735	622
Office supplies and printing	198	212	855	828
Expense on foreclosed assets	812	59	1,939	597
Other operating expenses	1,506	951	4,615	3,765

TOTAL NON-INTEREST EXPENSE	10,094	7,327	35,592	28,931

INCOME BEFORE INCOME TAXES	8,332	8,182	34,453	35,513
PROVISION FOR INCOME TAXES	2,701	2,826	11,362	12,301

NET INCOME	$ 5,631	$ 5,356	$ 23,091	$ 23,212

BASIC EARNINGS PER COMMON SHARE	$.82	$.78	$3.37	$3.38

DILUTED EARNINGS PER COMMON SHARE	$.81	$.77	$3.33	$3.34

DIVIDENDS DECLARED PER COMMON SHARE	$.20	$.15	$ .71	$ .70

END